Exhibit 3.1

THE COMPANIES LAW, 5759- 1999

A PRIVATE COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

LAMINERA LTD.

למינרה בע”מ

ADOPTED BY THE SHAREHOLDERS

ON MARCH 31, 2022

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

ABI ENERGY LTD.

General

1.	1.1.	The name of the Company is:

in English:	“Laminera Ltd.”

and in Hebrew:	“למינרה בע"מ”

1.2.	The objective of the Company is to engage in any lawful activity or business.

1.3.	The liability of each Shareholder is limited to the unpaid portion of the par value of each share held by such Shareholder.

Interpretation; General

2.	In these Articles, unless the context otherwise requires:

2.1.	“Articles” means these Articles of Association of the Company, as they may be amended and replaced from time to time.

2.2.	“Board” means the Company’s board of directors designated or elected in accordance with the Articles.

2.3.	“Bonus Shares” means shares issued by the Company for no consideration to Shareholders entitled to receive them on a pro rata basis.

2.4.	“Business Day” “Business Days” means a day, or days, on which customer services are provided by a majority of the major commercial banks in Israel (including for the avoidance of doubt, Fridays).

2.5.	“Companies Law” means the Companies Law, 5759-1999 and all the regulations promulgated under it.

2.6.	“Companies Ordinance” means the applicable Sections of the Companies Ordinance [New Version], 5743-1983 that remain in effect.

2.7.	“Company” means the company whose name is set forth above.

2.8.	“Distribution” means the grant of a Dividend or an obligation for such grant, directly or indirectly, and a Repurchase.

2.9.	“Dividend” means any asset transferred by the Company to a Shareholder in respect of such Shareholder’s shares, whether in cash or in any other way, including a transfer without valuable consideration, but excluding Bonus Shares.

2.10.	“Founder(s)” means (i) Mr. Aron Mor, (ii) Dr. Ion Mara and (iii) Rena Citrin.

2.11.	“General Meeting” means an annual or special general meeting of the Shareholders.

2.12.	“Investors Group” means (i) Medigus Ltd., (ii) L.I.A. Pure Capital Ltd., (iii) Ariel Dor, (iv) Capitalink Ltd., (v) Eli Yoresh, (vi) Buffalo Investments Ltd., (vii) Yair Bitton, (viii) Liron Carmel, (ix) Amitay Weiss, and (x) Yair Volovitz.

2.13.	“IPO” means a firmly underwritten initial public offering of the Company’s Ordinary Shares.

2.14.	“Law” means the Companies Law, the Companies Ordinance and any other law that shall be in effect from time to time with respect to companies and that shall apply to the Company.

2.15.	“Major Shareholder” means any Shareholder, holding at least 5% of the Company’s then issued and outstanding share capital (calculated on a fully diluted basis).

2.16.	“Medigus Group” means (i) Medigus Ltd., (ii) L.I.A. Pure Capital Ltd., and (iii) Eli Yoresh.

2.17.	“New Securities” means Company shares, of all classes, options or convertible securities, except for: (a) Ordinary Shares, options or convertible securities issued or issuable in an IPO; (b) Company securities, including options, issued to employees, consultants, directors and office holders, as part of an incentive plan or other arrangement approved by the Board; (c) Company shares issued as dividends, bonus shares or as part of general changes to the Company’s share capital that do not affect the Shareholders’ pro rata share of the Company’s share capital; (d) Company securities issued as part of a Company reorganization approved by the Board; (e) Company shares issued by exercising and/or converting convertible shares, options and/or securities into Company shares, which were granted or issued or entered into prior to the Closing of the Share Purchase Agreement; and (f) Company securities issued pursuant to the Share Purchase Agreement.

2.18.	“Office” means the registered office of the Company.

2.19.	“Office Holders” as defined in the Companies Law.

2.20.	“Ordinary Shares” means ordinary shares of the Company par value NIS 0.01 each.

2.21.	“Permitted Transferee” means: (a) a transferee by operation of law; and (b) in the case of an individual Shareholder - a spouse, parent, child, brother or sister, or a wholly owned corporation (by it and its spouse, parent, child, brother or sister) of such Shareholder, (c) a trust which does not permit any of the settled property or the income therefrom to be applied otherwise than for the benefit of the relevant Shareholder (alone or together with its spouse, parent, child, brother or sister) and no power or control over the voting powers conferred by any shares are subject to the consent of any person other than the trustees of such Shareholder (alone or together with its spouse, parent, child, brother or sister); (d) the beneficiary(ies) of a trust that is a Shareholder, (e) in the case of a Shareholder, who is a legal entity, to its wholly owned subsidiaries; (g) a transfer between and among any members of the Investors Group; or (f) with respect to a shareholder, who is a venture fund, any entity in which the members, partners and/or managers of the general partner of the venture fund, whether direct or indirect (i.e. through an unbroken chain of entities), are also members, partners and/or managers, whether directly or indirectly, of such entity’s general partner or managing entity; any of the limited partners and general partners of the venture fund and any limited partners, general partners, members and shareholders of any entity that received shares, or if shares would have been transferred to it in one direct transfer or through a chain of transfers - would have been deemed to have received shares, as a “Permitted Transferee” of the transferor.

2.22.	“Person” means an individual, corporation, partnership, joint venture, trust, any other corporate entity and any unincorporated association or organization.

2.23.	“Register” means the Register of Shareholders that is to be kept pursuant to Section 127 of the Companies Law.

2.24.	“Repurchase” means the acquiring or the financing of the acquiring, directly or indirectly, by the Company or by a subsidiary of the Company or other corporate entity under the Company’s control, of shares of the Company or securities convertible into or exercisable for shares of the Company, or the redemption of redeemable securities that are part of the Company’s share capital pursuant to Section 312(d) of the Companies Law, including an obligation to do any of the same, and all provided that the seller is not the Company itself or another corporate entity fully owned by the Company.

2.25.	“Shareholder” means a shareholder of the Company.

2.26.	“Share Purchase Agreement” means the share purchase agreement by and among the Company and the Investors Group dated March 31, 2022.

3.	Subject to the aforesaid, in these Articles, all terms used herein and not otherwise defined herein shall have the meanings defined in the Law; words and expressions importing the singular shall include the plural and vice versa; words and expressions importing the masculine gender shall include the feminine gender. Headings to Articles herein are for convenience only, and shall not affect the meaning or interpretation of any provision hereof. In the event that a Hebrew version of these Articles is filed with any regulatory or governmental agency, including the Israeli Registrar of Companies, then whether or not such Hebrew version contains signatures of Shareholders, such Hebrew version shall be considered solely a convenience translation and shall have no binding effect, as between the Shareholders and with respect to any third party. The English version shall be the only binding version of these Articles, and in the event of any contradiction or inconsistency between the meaning of the English version and the meaning of the Hebrew version, the Hebrew version shall be disregarded, shall have no binding effect and shall have no impact on the interpretation of these Articles.

4.	For purposes of computing minimum shareholdings required for any purposes under these Articles, each Shareholder shall be entitled to aggregate its holdings in the Company with the holdings of any of its Permitted Transferees, and the aggregate holdings shall be considered to be held by such Shareholder and its Permitted Transferees.

Furthermore, for purposes of computing minimum shareholdings required for any purposes under these Articles, each member of the Medigus Group shall be entitled to aggregate its holdings in the Company with the holdings of the other members of Medigus Group, and the aggregate holdings shall be considered to be held by each member of Medigus Group.

Limitations

5.	The following limitations shall apply to the Company:

5.1.	the right to transfer shares is restricted in the manner hereinafter provided;

5.2.	the number of Shareholders at any time (excluding employees and former employees of the Company who have been Shareholders during their employment and remain Shareholders after termination of their employment with the Company) shall not exceed 50; provided, however, that if two or more individuals hold a share or shares of the Company jointly, they shall be deemed to be one Shareholder for purposes of these Articles; and

5.3.	an offer to the public to subscribe for shares or debentures of the Company is prohibited.

Capital

6.	The authorized share capital of the Company is NIS 10,000 divided into 1,000,000 Ordinary Shares par value 0.01 NIS per share.

7.	The Ordinary Shares shall rank pari passu between them and shall entitle their holders:

7.1.	to receive notices of, and to attend, General Meetings where each Ordinary Share shall have one vote for all purposes;

7.2.	to share, on a per share pro rata basis, in Bonus Shares, bonuses, profits or Distributions as may be declared by the Board and approved by the Shareholders, if required, out of funds legally available therefor;

7.3.	upon liquidation or dissolution – to participate in the distribution of the assets of the Company legally available for distribution to Shareholders after payment of all debts and other liabilities of the Company (in each case, proportionally to the number of Ordinary Shares outstanding and the amounts paid by Shareholders on account of their Shares, if not paid in full, before calls for payment were made); and

7.4.	to appoint, dismiss, and replace directors of the Company pursuant to the provisions of these Articles.

Shares

8.	Subject to the provisions of these Articles, the unissued shares of the Company shall be at the disposal of the Board who may offer, allot, grant options or otherwise dispose of shares to such Persons, at such times and upon such terms and conditions as the Company may by resolution of the Board determine.

9.	The Company may issue shares having the same rights as the existing shares, or having preferred or deferred rights, or rights of redemption, or restricted rights, or any other special right in respect of dividend distributions, voting, appointment or dismissal of directors, return of share capital, distribution of Company’s property, or otherwise, all as determined by the Company from time to time, subject to the provisions of these Articles. The Company may convert any part of the issued shares to deferred shares.

10.	Subject to the provisions of the Companies Law and these Articles, the Company may issue redeemable shares and redeem them.

11.	The Company may issue from time to time options, warrants, other rights to subscribe for instruments convertible into, or exchangeable for shares of the Company, the terms and conditions of which shall be determined by the Board in accordance with these Articles.

12.	The Company shall not be bound to recognize any equitable, contingent, future or partial interest in any share or any other right whatsoever in any share other than an absolute right to the entirety thereof in the registered holder.

13.	If two or more Persons are registered as joint holders of a share:

13.1.	They shall be jointly and severally liable for any calls or any other liability with respect to such share. However, with respect to voting, powers of attorney and furnishing of notices, the one registered first in the Register shall be deemed to be the sole owner of the share unless all the registered joint holders notify the Company in writing to treat another one of them as the sole owner of the share.

13.2.	Each one of them shall be permitted to give receipts binding all the joint holders for dividends or other moneys or property received from the Company in connection with the share and the Company shall be permitted to pay all the dividend or other moneys or property due with respect to the share to one or more of the joint holders, as it shall choose.

14.	Share certificates shall bear the signature of one director, or of any other person or persons authorized thereto by the Board. Each Shareholder shall be entitled to one numbered certificate for all the shares of any series registered in his or its name, and if the Board so approves, to several certificates, each for one or more of such shares. A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register. If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board may deem fit.

Lien

15.	The Company shall have a lien and first pledge on every share that was not paid up in full, in respect of money due to the Company on calls for payment or payable at fixed times, whether or not presently payable, or the fulfillment and performance of the obligations and commitments to which the Company is entitled in respect of the share. The lien on a share shall also apply to Dividends and other distributions payable on it. The Board may exempt any share, in full or in part, temporarily or permanently, from the provisions of this Article.

16.	The Company may sell any share on which it has a lien in any manner the Board sees fit, but such share shall not be sold before the date of payment of the amount in respect of which the lien exists, or the date of fulfillment and performance of the obligations and commitments in consideration of which the lien exists, has arrived, and until fourteen (14) days have passed after written notice has been given to the registered holder at that time of the share, or to whoever is entitled to it upon the registered owner’s death or bankruptcy, demanding payment of the amount against which the lien exists, or the fulfillment and performance of the obligations and commitments in consideration of which the lien exists, and such payment or fulfillment and performance have not been made.

17.	The net proceeds of the sale shall be applied in payment of the amount due to the Company for the fulfillment and performance of the obligations and commitments as aforesaid in the preceding Article, and the remainder, if any, shall be paid to whoever is entitled to the share on the day of the sale, subject to a lien on amounts the date of payment of which has not yet arrived, similar to the lien on the share before its sale.

18.	After the execution of a sale of pledged shares as aforesaid, the Board shall be permitted to sign or to appoint someone to sign a deed of transfer of the sold shares and to register the purchaser’s name in the Register as the owner of the shares so sold, and it shall not be the obligation of the buyer to supervise the application of the purchase price nor will his right in the shares be affected by any fault or error in the procedure of sale. The sole remedy of one who has been aggrieved by the sale shall be in damages only and against the Company exclusively.

Calls for Payment

19.	With respect to shares not fully paid for according to their terms of issuance, a Shareholder, whether he is the sole holder of shares or holds the shares together with another Person, shall not be entitled to receive Dividends nor any other right a Shareholder has unless he has paid all the calls by the Company which shall have been made from time to time.

20.	Subject to any contractual undertakings of the Company, the Board may make calls for payment from Shareholders of the amount not yet paid up on their shares as the Board shall see fit, provided that the Company gives the Shareholders prior notice of at least fourteen (14) days on every call and that the date for payment set forth in such notice be not less than one month after the last call for payment. Each Shareholder shall pay the amount called to the Company on the date and at the place prescribed in the Company’s notice.

21.	The joint holders of a share shall be jointly and severally liable to pay the calls for payment on such share in full.

22.	If the amount called is not paid by the prescribed date, the Person from whom it is due shall be liable to pay such index linkage differentials and interest as the Board shall determine, from the date on which payment was prescribed until the day on which it is paid, but the Board may forego the payment of such linkage differentials or interest, in whole or in part.

23.	Any amount that, according to the conditions of issuance of a share, must be paid at the time of issuance or at a fixed date, whether on account of the par value of the share or premium, shall be deemed for the purposes of these Articles to be a call for payment that was duly made. In the event of non-payment of such amount all the provisions of these Articles shall apply in respect of such amount as if a proper call for its payment had been made and an appropriate notice thereof given.

24.	At the time of issuance of shares the Board may make arrangements that differentiate between Shareholders, in respect of the amounts of calls for payment, their dates of payment or the rate of interest.

25.	The Board may, if it thinks fit, accept from any Shareholder for his shares any amount of money the payment of which has not yet been called and paid, and to pay him (I) interest for that advance until the day on which payment of that amount would have been due had he not paid it in advance, at a rate agreed between the Company and such Shareholder, and (ii) any Dividends that may be paid for that part of the shares for which the Shareholder has paid in advance.

Forfeiture of Shares

26.	If a Shareholder fails to pay any call or installment of a call on the day appointed for payment thereof, the Board may, at any time thereafter during such time as any part of such call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued and any expenses that were incurred as a result of such non-payment.

27.	The notice shall specify a date not less than seven (7) days from the date of the notice, on or before which the payment of the call or installment or part thereof is to be made together with interest and any expenses incurred as a result of such non-payment. The notice shall also state the place the payment is to be made and that in the event of non-payment at or before the time appointed, the share in respect of which the call was made will be liable to forfeiture.

28.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect.

29.	The forfeiture shall apply to those Dividends that were declared but not yet distributed with respect to the forfeited shares.

30.	A share so forfeited shall be deemed to be the property of the Company and can be sold or otherwise disposed of, on such terms and in such manner as the Board thinks fit. At any time before a sale or disposition the forfeiture may be canceled on such terms as the Board thinks fit.

31.	A Person whose shares have been forfeited shall cease to be a Shareholder in respect of the forfeited shares, but shall nevertheless remain liable to pay to the Company all moneys which, at the date of forfeiture, were presently payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company receives payment in full of the nominal amount of the shares.

32.	The forfeiture of a share shall cause, at the time of forfeiture, the cancellation of all rights in the Company and of any claim or demand against the Company with respect to that share, and of other rights and obligations between the share owner and the Company accompanying the share, except for those rights and obligations which these Articles exclude from such a cancellation or which the Law imposes upon former Shareholders.

33.	The Person to whom the share is sold or disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

34.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the par value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

Transfer of Shares

35.	No sale, assignment, conveyance, pledge, grant of any security interest or gift, or any other disposition or transfer (collectively “Transfer”) of shares shall be effective unless the Transfer has been approved by the Board, which consent shall not be unreasonably withheld or delayed. The Board may refuse to register a Transfer in the event that such a Transfer is to a competitor of the Company, or in the event that such a Transfer would result in the Company having more than 50 members, and the Board shall refuse to register a Transfer, in the event that such a Transfer is in violation of these Articles and/or if the transferee does not agree, in writing, prior to such a Transfer, to assume the obligations of the transferor under these Articles and all agreements involving the transferor and the Company, to the extent applicable.

36.	If a Shareholder Transferred any shares of the Company to a Person which is a Permitted Transferee, and after the Transfer such Person can no longer be considered as a Permitted Transferee under the definition provided in these Articles, the transferring Shareholder shall make such Person return all shares of the Company to the transferring Shareholder.

Preemptive Right

37.	Until an IPO, each Major Shareholder shall have the right to purchase its pro-rata share (or any part thereof) of all New Securities that the Company may, from time to time, propose to sell and issue. The pro-rata share of each such Major Shareholder shall be the ratio of the number of outstanding shares of the Company, on a fully diluted basis, held by such Major Shareholder as of the date of the Rights Notice (as defined below) to the sum of the total number of outstanding shares of the Company, on a fully-diluted basis, held by all of the Major Shareholders (“Pro-rata Portion”).

38.	If the Company proposes to undertake an issuance of New Securities, it shall give each Major Shareholder written notice (the “Rights Notice”) stating (i) its bona fide intention to offer such New Securities, (ii) describing the number and type of the New Securities to be offered, and the price and the general terms upon which the Company proposes to issue same, and (iii) the number of New Securities that each Major Shareholder has the right to purchase pursuant to the provisions of Article 37.

39.	Each Major Shareholder shall have fourteen (14) days from delivery of the Rights Notice to elect to purchase all or any part of its Pro-rata Portion of such New Securities and all or any part of the Pro-rata Portion of any other Major Shareholder entitled to such rights to the extent that such other Major Shareholder does not elect to purchase its full Pro-rata Portion, in each case, for the price and upon the terms specified in the Rights Notice, by giving written notice to the Company setting forth the quantity of New Securities to be purchased. If the Major Shareholders elect to purchase in the aggregate more than 100% of the New Securities, such New Securities shall be sold to such Major Shareholders in accordance with their respective Pro-rata Portions, but not exceeding the number of New Securities indicated in such Major Shareholder’s acceptance (and any excess shares, if any, shall be allocated among the Major Shareholders who have not received all the New Securities they indicated in the written acceptance notice submitted by them in accordance with the foregoing, in the same manner until the rights to purchase 100% of the total New Securities have been allocated as aforesaid).

40.	If not all New Securities that Major Shareholders are entitled to purchase pursuant to Article 39 are elected to be purchased as provided in Article 39, the Company may, during a period of ninety (90) days following the expiration of the fourteen (14) day period provided in Article 39, offer the remaining unsubscribed portion of such New Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Rights Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Shareholders in accordance herewith.

41.	A Major Shareholder may assign its right under Article 37 to a Permitted Transferee.

Right of First Refusal

42.	Until the closing of an IPO, each Major Shareholder (an “Eligible Shareholder”), shall have a right of first refusal with respect to any Transfer of all or any of the securities of the Company held by a Shareholder (the “Transferor”) to any other Person (a “Buyer”), other than to a Permitted Transferee of such Transferor, in accordance with the following provisions:

42.1.	Any Transferor proposing to Transfer all or any of its securities (the “Offered Shares”) shall first provide the Eligible Shareholders with an offer stating the identity of the Transferor and of the Buyer and the terms of the proposed Transfer (the “Transaction Offer”). Each of the Eligible Shareholders may accept such Transaction Offer in respect of any portion of the Offered Shares (the “Accepting Eligible Shareholders”) by giving the Company notice to that effect within fourteen (14) days from the date of the Transaction Offer (an “Acceptance”).

42.2.	If the Acceptances, in the aggregate, are in respect of all of the Offered Shares, then the Accepting Eligible Shareholders shall acquire the Offered Shares, on the terms aforementioned, in the amount noted in his Acceptance. If the Acceptances, in the aggregate, are in respect of more than the Offered Shares, then the Accepting Eligible Shareholders shall acquire the Offered Shares, on the terms aforementioned, pro-rata to their respective shareholding out of all the Accepting Eligible Shareholders.

42.3.	If the Acceptances are in respect of less than the full number of Offered Shares, then the Accepting Eligible Shareholders shall not be entitled to acquire the Offered Shares, and the Transferor, at the expiration of the aforementioned fourteen (14) day period, shall be entitled to Transfer all (but not less than all) of the Offered Shares to the Buyer, provided, however, that in no event shall the Transferor Transfer any of the Offered Shares to any transferee other than to the Buyer, or Transfer the same on terms more favorable to the transferee(s) than those stated in the Transaction Offer, and provided, further, that any Offered Shares not Transferred within sixty (60) days after the expiration of such fourteen (14) day period, shall again be subject to the provisions of this Article 42.

42.4.	The Transferor shall be bound, upon payment of the offer price, to Transfer to the Accepting Eligible Shareholders the Offered Shares which have been allocated to the Accepting Eligible Shareholders pursuant to this Article 42. If, after becoming so bound, the Transferor defaults in Transferring the Offered Shares, the Company may receive the purchase price therefor and the Transferor shall be deemed to have appointed any member of the Board as his agent to execute a Transfer of the Offered Shares to the Accepting Eligible Shareholders and, upon execution of such Transfer, the Company shall hold the purchase price therefor in trust for the Transferor.

43.	The rights of first refusal set forth in Article 42 above shall not apply (i) to a Transfer of securities from a Shareholder to a Permitted Transferee of a Shareholder, or back to the original Shareholder, and (ii) to a Transfer of Ordinary Shares from a Shareholder which is consummated withing ninety (90) days following the closing of the Share Purchase Agreement, provided that the price per share paid for each transferred Ordinary Share is equivalent to US$ 99.6016 (as may be adjusted upon any share combination or subdivision, split or reverse split, or any other reclassification, reorganization or recapitalization of the Company’s share capital).

44.	Each Transfer of securities shall be made in writing in such form as shall be approved by the Board from time to time, which shall be executed by both the transferor and transferee, and delivered to the Office together with the transferred share certificates, if share certificates have been issued with respect to the shares to be transferred, and any other proof of the transferor’s title that the Board may require. The share transfer deed with respect to a share that has been fully paid may be signed by the transferor only. A deed of transfer that has been registered, or a copy thereof, as shall be decided by the Board, shall remain with the Company; any deed of transfer that the Board shall refuse to register shall be returned, upon demand, to the person who furnished it to the Company, together with the share certificate, if furnished.

45.	The transferor shall be deemed to remain a holder of the shares until the name of the transferee is entered into the Register in respect thereof.

46.	The Company may impose a fee for registration of a share transfer, at a reasonable rate as may be determined by the Board from time to time.

47.	Upon the death or liquidation of a Shareholder who was holding shares in the Company jointly with others, the remaining holder(s) shall be recognized by the Company as the sole holder(s) of any title to the shares; however, nothing aforesaid shall release the estate or liquidator of a joint holder of a share from any obligation to the Company with respect to the share that such Shareholder held.

48.	Upon the death or liquidation of a Shareholder who was the single holder of shares in the Company, such Shareholder’s holdings in the Company may be transferred or transmitted to such Person who becomes entitled to the Shareholder’s relevant assets as a consequence of the death or liquidation, upon such evidence being produced as may from time to time be required by the Board, subject to the Board’s power under these Articles to refuse or delay registration as they would have been entitled to do if the original Shareholder had transferred its holdings in the Company prior to death or liquidation. In the event of refusal of the Board to transfer or transmit, a trustee shall be appointed, by mutual consent of the Company and the estate or liquidator, for the sale and transfer of the shares in the Company, in accordance with all terms and conditions set forth in these Articles. Nothing aforesaid shall release the estate or liquidator of the original Shareholder from any obligation to the Company with respect to the share that such Shareholder held.

Co-Sale

49.	Until an IPO, if the Eligible Shareholders do not exercise their Right of First Refusal as stated in Article 42, the Eligible Shareholders shall have the right to tag along the Transferor’s share transfer and under the same terms, pro-rata to their share of the Company’s issued and outstanding share capital, provided that they notify the Transferor by submitting a written irrevocable notice of their wish to realize their co-sale right within fourteen (14) days from the date of the Transaction Offer. Failure to give notice within the aforementioned 14 days will be deemed as a rejection of the Transaction Offer and waiver of the said right.

50.	The rights of co-sale set forth in Article 49 shall not apply (i) to a Transfer of securities from a Shareholder to a Permitted Transferee of a Shareholder, or back to the original Shareholder, and (ii) to a Transfer of Ordinary Shares from a Shareholder which is consummated withing ninety (90) days following the closing of the Share Purchase Agreement, provided that the price per share paid for each transferred Ordinary Share is equivalent to US$ 99.6016 (as may be adjusted upon any share combination or subdivision, split or reverse split, or any other reclassification, reorganization or recapitalization of the Company’s share capital)..

Changing Share Rights

51.	Subject to the provisions of these Articles, if at any time the share capital is divided into different classes of shares, the Company may change, convert, broaden, add or vary in any other manner the rights, preferences or privileges attached to such classes by resolution of the General Meeting of the Company.

Modification of Capital

52.	The Company may, from time to time, by a resolution in a General Meeting, and subject to the provisions of these Articles:

52.1.	consolidate and divide its share capital or a part thereof into shares of greater value than its existing shares;

52.2.	cancel any shares which have not been purchased or agreed to be purchased by any Person;

52.3.	by subdivision of its existing shares, or any of them, divide the whole, or any part, of its share capital into shares of lesser value than is fixed by these Articles, and in a manner so that with respect to the shares created as a result of the division it will be possible to grant to one or more shares a right of priority, preference or advantage with respect to dividend, capital, voting or otherwise over the remaining or similar share;

52.4.	reduce its share capital, and any fund reserved for capital redemption, in the manner that it shall deem to be desirable under the provisions of Section 287 of the Companies Law;

52.5.	increase its share capital, regardless of whether or not all of its shares have been issued, or whether the shares issued have been paid in full, by the creation of new shares, divided into shares in such par value, and with such preferred or deferred or other special rights (subject always to the provisions of these Articles), and subject to any conditions and restrictions with respect to Dividends, return of capital, voting or otherwise, as shall be directed by the resolution; or

52.6.	convert part of its issued and paid-up shares into deferred shares.

53.	The Company shall have the right, by a resolution in a General Meeting, to set out regulations with respect to issuance and allotment of securities, including but without derogating from the generality of the above, shares, debentures, options and warrants, and to determine that the aforesaid shall be convertible at a specified rate or some other predetermined formula. Absent such regulations, the Board shall be authorized to issue and allot such other types of securities to such Persons, at such times and upon such terms and conditions as the Company may by resolution of the Board determine.

54.	Subject to any provision to the contrary in the resolution authorizing the increase in share capital pursuant to these Articles, the new share capital shall be deemed to be part of the original share capital of the Company and shall be subject to the same provisions with reference to payment of calls, liens, title, forfeiture, transfer and otherwise as apply to the original share capital.

General Meetings

55.	The Company shall not be required to hold an annual General Meeting (an, “Annual Meeting”) except to the extent required for the appointment of its accountants-auditors. All General Meetings other than the Annual meeting shall be called Special General Meetings.

56.	The Board, whenever it thinks fit, may, and upon a demand in writing by: (I) a director; or (ii) one or more Shareholders holding at least 10% (ten percent) of the issued and outstanding share capital and at least 1% (one percent) of the voting rights; or (iii) one or more Shareholders holding at least 10% (ten percent) of the voting rights in the Company, shall convene a Special General Meeting. Any such demand shall include the objects for which the meeting should be convened, shall be signed by those making the demand (the “Petitioners”) and shall be delivered to the Office. The demand may contain a number of documents similarly worded each of which are signed by one or more of the Petitioners. If the directors do not convene a meeting, the Petitioners may convene by themselves a Special General Meeting as provided in Section 64 of the Companies Law.

57.	Notices of General Meetings shall be given as follows:

57.1.	A prior notice of at least seven (7) days and no more than forty-five (45) days of any General Meeting shall be given with respect to the place, date and hour of the meeting and the nature of every subject on its agenda.

57.2.	The notice shall be given to Shareholders entitled pursuant to these Articles to receive notices from the Company, as hereinafter provided.

57.3.	Non-receipt of a notice, given as aforesaid, shall not invalidate the resolution passed or the proceedings held at the relevant General Meeting.

57.4.	With the consent of all the Shareholders who are entitled at such time to receive notices, the Company shall be permitted to convene General Meetings and to resolve any resolution, upon shorter notice or without any notice and in such manner, generally, as shall be approved by the Shareholders.

Proceedings of General Meetings

58.	Subject to the provisions of these Articles, the function of the General Meeting shall be to receive and to deliberate with respect to the profit and loss statements, the balance sheets, the ordinary reports and the accounts of the directors and auditors; to declare Dividends, to appoint accountants-auditors and to fix their salaries, to amend these Articles, to approve certain actions and transactions under the provisions of Section 255 and Section 268 through Section 275 of the Companies Law.

59.	No matter shall be discussed at a General Meeting unless a quorum is present at the time when the General Meeting starts its discussions. Subject to the provisions of these Articles, two or more Shareholders present, personally or by proxy, who hold or represent the majority of the voting rights in the Company, shall constitute a quorum for General Meetings.

60.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, shall stand adjourned to the same place and time one week from the date of the original meeting. If a notice of the adjourned meeting has been given to the Shareholders, and a quorum is not present at the adjourned meeting within half an hour from the time appointed for the meeting, two or more Shareholders present personally or by proxy, shall be a quorum, and shall be entitled to deliberate and to resolve in respect of the matters for which the meeting was convened.

61.	The chairman of the Board or a director appointed by the Board for such purpose shall open all General Meetings and shall preside as chairman at the meeting.

Vote by Shareholders

62.	Every resolution put to the vote at a meeting shall be decided by a count of votes. Subject to any provision in the Law or in these Articles requiring a higher majority, all resolutions shall be passed by majority vote.

63.	Subject to the provisions of these Articles, in a count of votes, each Shareholder present at a General Meeting, personally or by proxy, shall be entitled to one (1) vote for each share held by it; provided that no Shareholder shall be permitted to vote at a General Meeting or to appoint a proxy to vote thereat unless he has paid all calls for payment and all moneys then due to the Company from him with respect to his shares.

64.	If the number of votes for and against is equal the chairman of the meeting shall have no casting vote, and the resolution proposed shall be deemed rejected.

65.	In the case of joint holders of a share, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. The appointment of a proxy to vote on behalf of a share held by joint holders shall be executed by the signature of the senior of the joint holders. For the purposes of this Article, seniority shall be determined by the order in which the names of the joint holders stand in the Register.

66.	An objection to the right of a Shareholder or a proxy to vote in a General Meeting must be raised at such meeting or at such adjourned meeting wherein that Person was supposed to vote, and every vote not disqualified at such a meeting shall be valid for each and every matter. The chairman of the meeting shall decide whether to accept or reject any objection raised at the appointed time with regard to the vote of a Shareholder or proxy, and his decision shall be final.

67.	A Shareholder of unsound mind, or in respect of whom an order to that effect has been made by any court having jurisdiction, may vote, whether on a show of hands or by a count of votes, only through his legal guardian or such other Person, appointed by the aforesaid court, who performs the function of a representative or guardian. Such representative, guardian, or other Person may vote by proxy.

68.	A Shareholder which is a corporation shall be entitled, by a decision of its board of directors, or by a decision of a person or other body according to a resolution of its board of directors, to appoint a person who it shall deem fit to be its representative at every meeting of the Company. The representative appointed as aforesaid shall be entitled to perform on behalf of the corporation he represents all the powers that the corporation itself might perform as if it were a person.

69.	In every vote a Shareholder shall be entitled to vote either personally or by proxy. A proxy need not be a Shareholder. Shareholders may participate in a General Meeting by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this Article shall constitute presence in person at such meeting. Shareholders may also vote in writing, by delivery to the Company, prior to a General Meeting, of a written notice stating their affirmative or negative vote on an issue to be considered by such meeting.

70.	A letter of appointment of a proxy, power of attorney or other instrument pursuant to which the appointee is acting shall be in writing. An instrument appointing a proxy, whether for a specific meeting or otherwise, may be in the following form or in any other similar form prescribed by the Board:

“I, _______________, of ____________________, a Shareholder holding shares in _________________ hereby appoint _____________ of __________________ as my proxy to vote in my name and place at the [annual, special, adjourned - as the case may be] General Meeting of the Company to be held on _________, and at any adjournment thereof.

In witness whereof signed by me this day of ______,____

Appointor’s Signature”

Such instrument or a copy thereof shall be deposited at the Office, or at such other place as the Board may direct from time to time, before the time appointed for the meeting or adjourned meeting wherein the person referred to in the instrument is appointed to vote, or presented to the chairman at the meeting in which such person shall vote that share.

71.	A vote pursuant to an instrument appointing a proxy shall be valid notwithstanding the death of the appointor, or the appointor becoming of unsound mind, or the cancellation of the proxy or its expiration in accordance with any law, or the transfer of the shares with respect to which the proxy was given, unless a notice in writing of any such event was received at the Office before the meeting took place.

72.	A Shareholder is entitled to vote by a separate proxy with respect to each share held by him, provided that each proxy shall have a separate letter of appointment containing the serial number of share(s) with respect to which such proxy is entitled to vote. If a specific share is included by the holder in more than one letter of appointment, that share shall not entitle any of the proxy holders to a vote.

73.	Subject to the provisions of any law, a resolution in writing signed by all the holders of shares, entitled to vote with respect to such shares at General Meetings, or a resolution as aforesaid agreed upon by mail, facsimile, telex, telegram or e-mail shall have the same validity as any resolution, carried in a General Meeting of the Company duly convened and conducted for the purpose of passing such a resolution. If all the Shareholders shall consent in writing, or by facsimile to any action to be taken by the Shareholders, such action shall be as valid as though it had been unanimously authorized at a duly convened General Meeting.

Board Structure

74.	The number of the members of the Board shall be not less than one (1) and shall not exceed three (3) directors.

75.	The Company’s directors shall be appointed and removed as follows:

75.1.	The Founders holding more than 50% of the voting power of the outstanding Ordinary Shares held by the Founders shall be entitled to appoint and remove one (1) director, which shall initially be Mr. Aron Mor. Appointment, removal and replacement of the above director shall be effected by furnishing written notification to the Company, and shall become effective on the date fixed in such notice.

75.2.	The members of the Investors Group holding more than 50% of the voting power of the outstanding Ordinary Shares held by the Investors Group shall be entitled to appoint and remove two (2) directors to the Board for so long as the Investors Group holds in the aggregate at least 10% of the issued and outstanding share capital of the Company. Appointment, removal and replacement of the above directors shall be effected by furnishing written notification to the Company, and shall become effective on the date fixed in such notice.

76.	If any member of the Board is not designated or appointed, or if the office of any member of the Board is vacated, the other members of the Board may act in every way and manner provided for under these Articles and the law as long as their number does not fall below the quorum required by these Articles for a Board meeting.

77.	Any person may be an alternate member of the Board (an “Alternate Director”) if such person is qualified to serve as a director of the Company, or if such person is already a director in the Company or a substitute director in the Company. Any Alternate Director shall have a vote equal to the vote of the Board member that he substitutes. An Alternate Director shall have, subject to his letter of appointment, all authorities vested to the member of the Board he substitutes. The tenure of office of an Alternate Director shall automatically be terminated upon the dismissal of such member, or upon the office of the member of the Board he substitutes being vacated for any reason, or upon the occurrence of one of the situations stated in Article 80 below in relation with such Alternate Director. In the event that a member of the Board is precluded by law or otherwise from participating in a meeting or a vote of the Board, such member shall be entitled to appoint an Alternate Director to so participate and/or vote in his place.

78.	A director shall not be required to hold shares in the Company.

79.	A director may hold another paid position or function, except as accountant-auditor, in the Company, or in any other company of which the Company is a Shareholder or in which the Company has some other interest, or that has an interest in the Company, together with his position as a director, upon such conditions with respect to salary and other matters as determined by the Board and approved by the General Meeting.

80.	Subject to the provisions of the Law, of these Articles, or to the provisions of an existing contract, the tenure of office of a director shall automatically be terminated upon the occurrence of one of the following:

80.1.	if he becomes bankrupt;

80.2.	if he is declared insane, becomes of unsound mind or legally incompetent;

80.3.	if he resigns by an instrument in writing delivered to the Company; or

80.4.	with his death and if it is a corporation or other entity, with the liquidation of such corporation or other entity.

81.	Members of the Board shall not receive any remuneration from the Company’s funds, unless otherwise resolved by the General Meeting, and at a rate decided by such resolution. The members of the Board shall be entitled to reimbursement of their expenses in the course of their performance of their duties as directors, including expenses in relation of participating in Board meetings, according to a reasonable reimbursement policy of the Company.

Powers and Duties of Directors

82.	The Board shall determine and direct the Company’s policy and shall supervise and inspect the performance of the Company’s CEO or General Manager and his or her actions and responsibilities, and it may pay all expenses incurred in connection with the establishment and registration of the Company as it shall see fit. The Board shall be entitled to perform the Company’s powers and authorities pursuant to Section 92 of the Companies Law and subject to any provision in Law, in these Articles, or the regulations that the Company shall adopt by a resolution in its General Meeting (insofar as they do not contradict the Law or these Articles). However, any regulation adopted by the Company in its General Meeting as aforesaid shall not affect the legality of any prior act of the Board that would be legal and valid but for that regulation.

83.	Without limiting the generality of the preceding provision, but subject to the provisions of these Articles, the Board may from time to time, in its discretion, borrow or secure the payment of any sum of money for the purposes of the Company, and it may raise or secure the repayment of such sum in such manner, at such times and upon such terms and conditions in all respects as it thinks fit, and, in particular, by the issue of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the whole or any part of the property of the Company, both present and future, including its uncalled capital for the time being and its called but unpaid capital.

Functions of the Directors

84.	The Board may meet in order to transact business, to adjourn its meetings or to organize them otherwise as it shall deem fit, in accordance with the Articles herein.

85.	The Board shall select a chairman. Such chairman shall not have any additional or casting vote.

86.	The presence of a majority of the directors then in office at the opening of a meeting shall constitute a quorum for meetings of the Board. Notwithstanding the aforesaid, if within half an hour of the time arranged for the Board meeting no quorum is present, such meeting shall stand adjourned to the same day of the following week, at the same hour and in the same place, or in the event that such a day is not a Business Day, then to the first Business Day thereafter, and in such adjourned meeting if no quorum is present within half an hour of the time arranged, at least a majority of the directors, who are present at such adjourned meeting, shall be deemed a quorum.

87.	The Board may delegate any of its powers to committees and may from time to time revoke such delegation. Each committee to which any powers of the Board have been delegated shall abide by any regulations enacted by the Board with respect to the exercise of such delegated powers. In the absence of such regulations or if such regulations are incomplete in any respect, the committee shall conduct its business in accordance with these Articles.

88.	Members of the Board or a committee thereof may participate in a meeting of the Board or the committee by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Article shall constitute presence in person at such meeting.

89.	Every director may at any time request that a Board meeting be called and the chairman shall call such a meeting upon such request.

90.	Any notice of a Board meeting can be given in writing, or by mail, facsimile, telex, telegram or e-mail and shall include reasonable detail of the issues of such meeting. Notice shall be given at least five (5) Business Days before the time appointed for the meeting, unless all of the members of the Board at that time agree to a shorter notice, or waive notice altogether.

91.	Subject to the provisions of these Articles, issues raised before all meetings of the Board shall be decided by the majority of the directors present at the meeting of the Board.

92.	A resolution in writing signed or agreed to in writing by all of the directors entitled to participate and vote on the issue at stake shall be valid for any purpose as a resolution adopted at a Board meeting that was duly convened and held. In place of a director the aforesaid resolution may be signed and delivered by an Alternate Director.

93.	All actions performed bona fide by the Board or by any person acting as a director or as an Alternate Director shall be as valid as if each and every such person were duly and validly appointed and fit to serve as a director or an Alternate Director, as the case may be, even if at a later date a flaw shall be discovered in the appointment of such a director or such a person acting as aforesaid, or in his qualifications to so serve.

94.	The Board shall cause minutes to be taken of all General Meetings of the Company, of the appointments of officers of the Company, and of Board’s meetings, which minutes shall include the following items, if applicable: the names of the persons present; the matters discussed at the meeting; the results of votes taken; resolutions adopted at the meeting; and directives given by the meeting. The minutes of any meeting, signed or appearing to be signed by the chairman of the meeting, shall serve as prima facie proof of the truth of the contents of the minutes.

95.	The directors shall comply with all provisions of the Companies Law, and especially with the provisions in respect of -

95.1.	registration in the Company’s books of all liens that affect the Company’s assets;

95.2.	keeping a register of Shareholders;

95.3.	keeping a register of directors; and

95.4.	delivery to the Registrar of Companies of all notices and reports that are required to be so delivered.

Personal Interest

96.	All transactions and actions in which an Office Holder (as such term is defined in the Companies Law) in the Company has a personal interest shall be approved in accordance with the provisions of the Companies Law.

Local Management

97.	The Board may organize from time to time arrangements for the management of the Company’s business in any particular place, whether in Israel or abroad, as they shall see fit.

98.	Without derogating from the general powers granted to the Board pursuant to the preceding Article, the Board may from time to time convene any local management or agency to conduct the business of the Company in any particular place, whether in Israel or abroad, and may appoint any person to be a member of such local management, or to be an agent, and may decide his manner of compensation. The Board may from time to time grant a person so appointed any power, authority, or discretion that the Board has at that time, and may authorize any person acting at that time as a member of a local management to continue in his position notwithstanding that some position has been vacated there, and any such appointment or authorization may be made upon such conditions as the Board deems fit. The Board may from time to time relieve any person so appointed or revoke or change any such authorization.

CEO, General Manager, Secretary, Other Officers and Attorneys

99.	Subject to the provisions of these Articles, the Board may from time to time appoint one or more persons, whether or not he is a member of the Board, as the Chief Executive Officer (“CEO”) of the Company. The appointment may be either for a fixed period of time or without limiting the time that the CEO will stay in office. The Board may, from time to time, subject to any provision in any contract between the CEO and the Company, release him from his office and appoint another or others in his or their place. The CEO shall be responsible for the current operation of the Company’s affairs within the bounds of the policy determined by the Board and subject to its directions. In addition, the Board may from time to time grant and bestow upon the CEO those powers and authorities that it exercises pursuant to these Articles and under the provisions of Section 92 of the Companies Law, as it shall deem fit, and may grant those powers and authorities for such period, and to be exercised for such objectives and purposes, in such time and conditions, and on such restrictions, as it shall decide; and it can from time to time revoke, repeal, or change any one or all of those powers or authorities.

100.	Subject to the provisions of these Articles, the Board may from time to time appoint a Secretary to the Company, a Treasurer and/or Comptroller or Chief Financial Officer as well as other officers, personnel, agents and servants, including management companies, for fixed, provisional or special duties, as the Board may from time to time deem fit, and may from time to time, in its discretion, suspend and/or dismiss any one or more of such persons. The Board may determine the powers and duties of such persons, and may demand security in such cases and in such amounts as it deems fit.

101.	Subject to the provisions of these Articles, the wages and any other compensation of the CEO and other managers, officers or personnel shall be determined from time to time by the Board, and it may be paid by way of a fixed salary or commission, or a percentage of profits or of the Company’s turnover or of any other company that the Company has an interest in, or by participation in such profits, or in any combination of the aforementioned methods, or such other method as the Board shall determine.

102.	The Board may from time to time directly or indirectly authorize any company, firm, person or group of people to be the attorneys in fact of the Company for purposes and with powers and discretion which shall not exceed those conferred upon the Board or which the Board can exercise pursuant to these Articles, and for such a period of time and upon such conditions as the Board may deem proper. Every such authorization may contain such directives as the Board deems proper for the protection and benefit of the persons dealing with such attorneys. The Board may also grant such an attorney the right to transfer to others, in part or in whole, the powers, authorities and discretions granted to him, and may terminate and revoke the appointments or revoke all or any part of the powers granted to them.

Dividends

103.	Subject to these Articles and the provisions of Sections 301 through 311 (inclusive) of the Companies Law, the Company, at a General Meeting and upon the recommendation of the directors, may declare a Dividend to be paid to the Shareholders, according to their rights and benefits under these Articles, and to decide the time of payment. A Dividend may not be declared in excess of that recommended by the Board, although the Company at a General Meeting may declare a smaller Dividend.

104.	A notice of the declaration of a Dividend shall be given to the Shareholders registered in the Register, in the manner provided for in these Articles.

105.	Subject to the provisions of these Articles, and subject to any rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to Dividends, the profits of the Company which shall be declared as Dividends shall be distributed according to the proportion of the nominal value paid up to account of the shares held at the record date fixed by the Company, without regard to premium paid in excess of the nominal value, if any. No amount paid or credited as paid on a share in advance of calls shall be treated for purposes of this Article as paid on a share.

106.	The Board may issue any share upon the condition that a Dividend shall be paid at a certain date, or that a portion of the declared Dividend for a certain period shall be paid, or that the period for which a Dividend shall be paid shall commence at a certain date, or any similar condition; in any such case, subject to Law and these Articles, the Dividend shall be paid in respect of such a share in accordance with such a condition.

107.	At the time of declaration of a Dividend the Company may decide that such a Dividend shall be paid in whole or in part by way of distribution of certain properties, including by means of distribution of fully paid up shares or debentures or debenture stock of the Company, or by means of distribution of fully paid up shares or debentures or debenture stock of any other company, or in one or more of the aforesaid ways.

108.	The Company shall have a lien on any Dividend paid in respect of a share on which the Company has a charge, and may use it to pay any debts, obligations or commitments to which the charge applies.

109.	The persons registered in the Register as Shareholders on the record date for declaration of the Dividend shall be entitled to receive the Dividend. A transfer of shares shall not transfer the right to a Dividend, which has been declared after the transfer but before the registration of the transfer.

110.	A Dividend may be paid by, inter alia, check or payment order to be mailed to the address of a Shareholder or person entitled thereto as registered in the Register, or in the case of joint owners - to the address of one of the joint owners as registered in the Register. Every such check shall be made out to the person to whom it is sent. The receipt of the person who on the record date in respect of the Dividend is registered as the holder of any share or, in the case of joint holders, of one of the joint holders, shall serve as a release with respect to payments made in connection with that share.

111.	If at any time the share capital is divided into different classes of shares, the distribution by way of Dividend, of fully paid up shares, or from funds, shall be made in one of the two following manners as to be determined by the Board:

111.1.	all holders of shares entitled to fully paid up shares shall receive one uniform class of shares; or

111.2.	each holder of shares entitled to fully paid up shares shall receive shares of the class of shares held by him and entitling him to fully paid up shares.

112.	In order to give effect to any resolution in connection with a Distribution, the Board may resolve any difficulty that shall arise with respect to such Distribution in such way as it shall deem proper, including the issuance of certificates for fractional shares, and the determination of the value of certain property for purposes of Distribution. The Board may further decide that payment in cash shall be made to a Shareholder on the basis of value decided for that purpose, or that fractions the value of which is less than one New Israeli Shekel shall not be taken into account for the purpose of adjusting the rights of all the parties. The Board shall be permitted in this regard to grant cash or property to trustees in escrow for the benefit of persons entitled thereto, as the Board shall see fit. Wherever required, an agreement shall be submitted to the Registrar of Companies and the Board may appoint a person to execute such an agreement in the name of the persons entitled to any Dividend, property, fully paid-up shares or debentures as aforesaid, and such an appointment shall be valid and binding on the Company.

113.	The Board may, with respect to all Dividends not demanded within thirty (30) days after their declaration, invest or use them in another way for the benefit of the Company, until they shall be demanded.

114.	The Company shall not be obligated to pay interest on any Dividend, including in the circumstances set forth in the preceding Article.

115.	All Articles in these Articles of Association relating to Dividends, shall apply, mutatis mutandis, to a Distribution by the Company.

Reserves

116.	The Board may set aside from the profits of the Company the sums they deem proper, as a reserve fund or reserve funds for extraordinary uses, or for special dividends or other funds or for the purpose of preparing, improving or maintaining any property of the Company, and for such other purposes as shall in the discretion of the Board be beneficial to the Company, and the Board may invest the various sums so set aside in such investments as they deem proper, and from time to time deal in, change, or transfer such investments, in part or in whole, for the benefit of the Company. The Board may also divide any reserve liability fund to special funds as it shall deem proper, transfer moneys from fund to fund and use every fund or any part thereof in the business of the Company, without being required to keep such sums separate from the rest of the Company’s property. The Board may, from time to time, also transfer to the next year profits out of such sums which are, in their discretion, beneficial to the Company. The Board may generally create funds as they deem necessary, either those resulting from profits of the Company or from re-evaluation of property, or from premiums paid for shares or from any other source, and use them in their discretion as they deem fit so long as the creation, changes or uses of such funds do not exceed any provision of the Law or accepted accounting principles and practices.

117.	All premiums received from the issue of shares shall be capital funds, and they shall be treated for every purpose as capital and not as profits distributable as Dividends. The Board may organize a reserve capital liability account and transfer from time to time all such premiums to the reserve capital liability account, or use such premiums and moneys to cover depreciation or doubtful loss. All losses from sale of investments or other property of the Company shall be debited to the reserve account, unless the Board decides to cover such losses from other funds of the Company. The Board may use moneys credited to the capital reserve liability account in any manner that these Articles or the Law permit.

118.	Any amounts transferred and credited to the account of income and expense fund or general reserve liability account or capital liability reserve account, may, until otherwise used in accordance with these Articles, be invested together with such other moneys of the Company in the day to day business of the Company, without having to differentiate between these investments and the investment of other moneys of the Company.

Capitalization of Reserve Funds

119.	The Company may from time to time resolve at a General Meeting that any amount, investment or property not required as a source for payment of fixed preferential Dividends and (I) standing credited at that time to any fund or to any reserve liability account of the Company, including also premiums received from issuance of shares, debentures, or debenture stock of the Company, or (ii) being net profits not distributed and remaining in the Company, shall be capitalized, and that such amount shall be distributed as Bonus Shares, in the manner so directed by such resolution. The Board shall use such investment, sum or property, according to such a resolution, for full payment of such shares of the Company’s capital not issued to the Shareholders, and to issue such shares and to distribute them as fully paid shares among the Shareholders according to their pro rata right for payment of the value of the shares and their rights in the amount capitalized. The Board may also use such investment, sum or property, or any part thereof, for the full payment of the Company’s capital issued and held by such Shareholders, or such investment, sum or property in any other manner permitted by such a resolution. If any difficulty shall arise with respect to such a distribution, the Board may act, and shall have all the powers and authorities, as set forth in Article 111 above, mutatis mutandis.

Office

120.	The Board shall determine the location of the Office.

Stamp and Signatures

121.	The Board shall cause the Company’s stamp, of which the Company shall have at least one, to be kept in safekeeping, and it shall be forbidden to use the stamp in violation of any instructions the Board may give in connection with the use thereof.

122.	Subject to the provisions of these Articles, the Board may designate any Person or Persons (even if they are not members of the Board) to act and to sign in the name of the Company, and to apply the Company’s stamp; the acts and signature of such a person or persons shall bind the Company, insofar as such person or persons have acted and signed within the limits of their authority.

123.	The printed or typed name of the Company by any means next to the signatures of the authorized signatories of the Company, as aforesaid, shall be valid as if the stamp of the Company was affixed.

Accounts and Audit

124.	The Board shall cause correct accounts to be kept:

124.1.	of the assets and liabilities of the Company;

124.2.	of moneys received or expended by the Company and the matters for which such moneys are expended or received; and

124.3.	of all purchases and sales made by the Company. The account books shall be kept in the Office or at such other place as the Board deems fit, and they shall be open for inspection by the directors.

125.	The Board shall determine from time to time, in any specific case or type of cases, or generally, whether and to what extent, and at what times and places, and under what conditions or regulations, the accounts and books of the Company, or any of them, shall be open for inspection by the Shareholders. No Shareholder other than a director shall have any right to inspect any account book or document of the Company except as conferred by Law or authorized by the Board or by the Company in a General Meeting.

126.	Accountants-Auditors shall be appointed and their function shall be set out in accordance with the Law. In accordance with Section 154 of the Companies Law, the Shareholders may appoint the auditors of the Company for a term to expire upon the completion of the third audit following the date of the appointment.

127.	Not less than once a year, the Board shall submit before the Company at a General Meeting a balance sheet and profit and loss statement for the period after the previous statement. The statement shall be prepared in accordance with the relevant provisions of the Companies Law. A report of the auditor shall be attached to the statements, and it shall be accompanied by a report from the Board with respect to the condition of the Company’s business, the amount (if any) they propose as a Dividend, and the amount (if any) that they propose to set aside for the fund accounts.

Notices

128.	A notice or any other document may be served by the Company upon any Shareholder either personally or by sending it by mail, facsimile, telex, telegram or e-mail addressed to such Shareholder at his registered address as appearing in the Register. If the address of a Shareholder is outside of Israel, then any notice sent by mail shall be sent by airmail.

129.	All notices with respect to any share to which persons are jointly entitled may be given to one of the joint holders, and any notice so given shall be sufficient notice to all the holders of such share.

130.	A Shareholder registered in the Register who shall from time to time furnish the Company with an address at which notices may be served, shall be entitled to receive all notices he is entitled to receive according to these Articles at that address. However, except for the aforesaid, no Shareholder whose address is not registered in the Register shall be entitled to receive any notice from the Company.

131.	A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a Shareholder by sending it through the mail in a prepaid airmail letter or facsimile, telex, telegram or email addressed to them by name, at the address, if any, furnished for the purpose by the persons claiming to be so entitled or, until such an address has been so furnished, by giving the notice in any manner in which the same might have been given if the death or bankruptcy have not occurred.

132.	Any notice or other document, (I) if delivered personally, shall be deemed to have been served upon delivery, (ii) if sent by mail, shall be deemed to have been served seven (7) days after the delivery thereof to the post office; if sent by airmail, shall be deemed to have been served five (5) days after the delivery thereof to the post office; and (iii) if sent by facsimile or e-mail, shall be deemed to have been served twenty four (24) hours after the time such facsimile or e-mail was sent. In proving such service it shall be sufficient to prove that the letter or document was properly addressed and delivered at the post office, or sent by facsimile or e-mail, as the case may be.

Office Holders’ Indemnity, Insurance and Exemption

133.	Subject to the provisions of the Law, the Company may indemnify its Office Holders to the fullest extent permitted by the Law. Subject to the provisions of the Law including the receipt of all approvals as required therein or under any applicable law, the Company may resolve retroactively to indemnify an Office Holder with respect to the following liabilities and expenses, provided that such liabilities or expenses were incurred by such Officer Holder in such Officer Holder’s capacity as an Officer Holder of the Company:

133.1.	a monetary liability imposed on him/her in favor of a third party in any judgment, including any settlement confirmed as judgment and an arbitrator’s award which has been confirmed by the court, in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company; provided, however, that: (a) any indemnification undertaking with respect to the foregoing shall be limited (I) to events which, in the opinion of the Board, are foreseeable in light of the Company’s actual operations at the time of the granting of the indemnification undertaking and (ii) to an amount or by criteria determined by the Board to be reasonable in the given circumstances; and (b) the events that in the opinion of the Board are foreseeable in light of the Company’s actual operations at the time of the granting of the indemnification undertaking are listed in the indemnification undertaking together with the amount or criteria determined by the Board to be reasonable in the given circumstances;

133.2.	reasonable litigation expenses, including legal fees, paid for by the Office Holder, in an investigation or proceeding conducted against such Office Holder by an agency authorized to conduct such investigation or proceeding, and which investigation or proceeding (I) concluded without the filing of an indictment against such Office Holder and without there having been a financial obligation imposed against such Office Holder in lieu of a criminal proceeding, or (ii) concluded without the filing of an indictment against such Office Holder but with there having been a financial obligation imposed against such Office Holder in lieu of a criminal proceeding for an offense that does not require proof of criminal intent; all in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company; or

133.3.	a payment to a victim as set forth in section 52(a)(1)(a) in the Israeli Securities Law (“Violation Victim”);

133.4.	expenses in connection with administrative proceedings with respect to such person, or monetary fine, including reasonable litigation expenses, and including attorney’s fees;

133.5.	reasonable litigation expenses, including legal fees, paid for by the Office Holder, or which the Office Holder is obligated to pay under a court order, in a proceeding brought against the Office Holder by the Company, or on its behalf, or by a third party, or in a criminal proceeding in which the Office Holder is found innocent, or in a criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent, all in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company, or expenses in connection with monetary fine.

133.6.	For purposes of Article 133.2 above:

133.6.1.	the “conclusion of a proceeding without the filing of an indictment” regarding a matter in which a criminal proceeding was initiated, means the closing of a file pursuant to Section 62 of the Criminal Procedure Law [Consolidated Version], 5742-1982 (the “Criminal Procedure Law”) or a stay of process by the Attorney General pursuant to Section 231 of the Criminal Procedure Law; and

133.6.2.	a “financial obligation imposed in lieu of a criminal proceeding” means a financial obligation imposed by law as an alternative to a criminal proceeding, including an administrative fine pursuant to the Administrative Offenses Law, 5746-1982, a fine for committing an offense categorized as a finable offense pursuant to the provisions of the Criminal Procedure Law or a penalty.

133.7.	The Company may undertake to indemnify an Office Holder as aforesaid: (I) prospectively, provided that the undertaking is limited to categories of events which in the opinion of the Board can be foreseen when the undertaking to indemnify is given, and to an amount set by the Board as reasonable under the circumstances, and (ii) retroactively.

134.	Subject to the provisions of any Law, the Company may procure, for the benefit of any of its Office Holders, office holders’ liability insurance with respect to any of the following:

134.1.	a breach of the duty of care owed to the Company or any other person;

134.2.	a breach of the fiduciary duty owed to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that the action would not injure the Company; or

134.3.	a monetary liability imposed on an Office Holder in favor of a third party, in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company.

135.	Subject to the provisions of any Law, the Company may exempt in advance, by a Board resolution, Office Holders from all or part of their responsibilities for damages due to their violation of their duty of care to the Company. Notwithstanding the foregoing, the Company may not exempt Office Holders in advance from their responsibilities for damages due to their violation of their duty of care to the Company with respect to Distributions.

136.	The provisions of Articles 133, 134 and 135 above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification (I) in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, and/or (ii) in connection with any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law; provided that the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Board.

Winding Up

137.	Subject to provisions of these Articles to the contrary, in the event of a winding up of the Company, the Company’s property distributable among the Shareholders shall be distributed in proportion to the sum paid on account of the nominal value of the shares held by them, of any class, without taking into account premiums paid in excess of the nominal value.

138.	Subject to provisions of these Articles to the contrary, if the Company is voluntarily wound up, the liquidators may, with the approval of a resolution in a General Meeting, divide the property as is among the Shareholders, or deposit any part of the Company’s property with trustees in escrow for the benefit of Shareholders, as they deem proper.

139.	Subject to provisions of these Articles to the contrary, if, at the time of liquidation, the Company’s property available for distribution among the Shareholders shall not suffice to return all the paid up capital, and subject to, and without derogating from, any rights or surplus rights or existing restrictions at that time of any special class of shares forming part of the capital of the Company, such property shall be divided so that the losses borne by the Shareholders shall as much as possible be borne in proportion to the paid up capital or that which shall have been paid at the commencement of the liquidation on the shares held by each of them. If, at the time of liquidation, the Company’s property designated for distribution among the Shareholders is in excess of the amount necessary for the return of capital paid up at the beginning of the liquidation, it shall belong and be delivered to the Shareholders pro rata to the amount paid on the nominal value of each share held by each of them at the commencement of the liquidation.

Information and Access Rights.

140.	The Company shall provide each Major Shareholder as soon as available with all information, data and reports, including un-reviewed, reviewed and audited financial statements, quarterly and monthly reports and statements, provided to the Board of Directors and/or Shareholders.

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